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                                   EXHIBIT 99

FOR IMMEDIATE RELEASE                                                Kim Kellogg
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Mon., April 1, 1996


WELLS FARGO COMPLETES ACQUISITION OF FIRST INTERSTATE BANCORP

     SAN FRANCISCO -- Wells Fargo & Company (NYSE:WFC) announced today that it has completed its acquisition of First Interstate Bancorp, creating the 8th largest bank holding company in the United States.

     The purchase price of the transaction is approximately $11 billion based on Wells Fargo's share price on January 19, the last trading day before Wells Fargo and First Interstate agreed on an exchange ratio. First Interstate shareholders will receive two-thirds of a share of Wells Fargo common stock for each share of common stock owned.

     The name of the newly combined company will be Wells Fargo & Company. The combined company has assets of approximately $116 billion, loans of $72 billion and deposits of $89 billion.

     "Combining these two institutions, which have strong heritages of serving the West, will bring our customers and communities throughout the 13 Western states greater banking convenience, more locations and additional products," said Paul Hazen, chairman of Wells Fargo.

SMOOTH TRANSITION FOR CUSTOMERS

     "Beginning today, ATM withdrawals will be free for First Interstate customers using Wells Fargo machines, and for Wells Fargo customers using First Interstate machines," said Bill Zuendt, president of Wells Fargo. The combined company has 4,289 ATMs (Wells Fargo: 2,424 ATMs; First Interstate: 1,865).

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Wells Completes Acquisition/2

     "In general, it will be business as usual for First Interstate customers and they can continue using their checks, ATM cards and credit cards for their daily transactions," Zuendt noted.

     Also starting today, the two companies have combined on the Internet. Customers of both banks can come to one place -- Wells Fargo's home page (http://wellsfargo.com) -- to get information about their on-line accounts, apply for products and services, locate the nearest branch or ATM and find answers to merger-related questions.

     "We are working diligently to combine the two organizations smoothly and conveniently for customers, and customers should know that they will receive ample information as we combine the two banks' products, services and locations," Zuendt said.

     The bank says it expects to begin converting First Interstate customer accounts in California in late summer and the other 12 states in late fall.

DIVESTITURES

     As a condition of the merger, Wells Fargo was required by regulatory agencies to divest 61 First Interstate branches in California. The bank announced on March 28 that Home Savings of America had signed a definitive agreement to purchase the 61 branches.

STAFF REDUCTION OF 16% BY YEAR-END

     Before the merger, the two companies had a total of 45,800 full-time equivalent employees, excluding staff of the branches to be divested. By year-end, the company expects that number to drop by approximately 7,200 employees through a combination of attrition and layoffs, as branches and businesses are consolidated. Today, 1,750 employees were notified that their positions would be eliminated.

     Wells Fargo and First Interstate instituted hiring freezes in the fourth quarter of 1995 to preserve jobs for employees displaced by the merger. Wells Fargo estimates that nearly 1,000 jobs are available now because of the freezes.

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Wells Completes Acquisition/3

     Displaced employees can apply for those jobs, and can use the company's nine career centers to receive career counseling, job search training, interview coaching, networking opportunities and other assistance.

     For each year of service, salaried employees who lose their jobs as a result of the merger will receive four weeks of separation pay, plus health and other benefits, up to a total of two years.

HEADQUARTERS AND DIRECTORS

     The company will operate from dual headquarters, with corporate and commercial banking headquartered in Los Angeles and run by Wells Fargo Vice Chairman Paul Watson.

     The First Interstate directors who will join Wells Fargo's board are Edward Carson, Myron Du Bain, Don Frisbee, Thomas Lee, William Miller, Richard Stegemeier and Daniel Tellep.

     Ed Carson, retired chairman and CEO of First Interstate, will relocate his office to Wells Fargo's Los Angeles headquarters to assist Paul Watson in maintaining the combined company's active role in Southern California's communities.

$45 BILLION LENDING COMMITMENT BEGINS

     Today marks the start of Wells Fargo's 10-year, $45 billion community lending goal -- the largest CRA lending commitment in U.S. banking history. As part of this commitment, Wells Fargo will lend $25 billion to small businesses, which is expected to produce an estimated 715,000 new jobs over the next 10 years, based on a Small Business Administration standard formula of one new job for every $35,000 loaned.

HISTORY

     With this acquisition, Wells Fargo is returning to its l9th century roots, when it had 1,520 offices and 4,000 agents throughout the West in the same 13 states it is re-entering today. Wells Fargo & Company was founded in 1852 by Henry Wells and William Fargo to provide essential banking and express services to Western miners, merchants and farmers.

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